EXHIBIT 10.2

KORE GROUP HOLDINGS, INC.
LONG-TERM CASH AWARD AGREEMENT

This Long-Term Cash Award Agreement (this “Agreement”) is hereby entered into, effective as of the date set forth below (the “Effective Date”), by and between [__________] (the “Grantee”) and KORE Group Holdings, Inc. (the “Company”).  The purpose of the Agreement is to provide a long-term incentive benefit to the Grantee in the form of a cash award (the “Cash Award”) subject to the terms and conditions set forth herein.

ARTICLE I
CASH AWARD

1.1 Amount of Cash Award.  The amount of the Cash Award is $[______], payable to the extent vested as set forth herein.

1.2 Vesting of Cash Award.

(a) Time Vesting. Subject to Section 1.2(c) and Section 1.2(d) below, one-third (1/3) of the Cash Award ($[_______]) (the “Time-Vesting Cash Award”) shall vest and become payable in three (3) equal installments as follows: one-third (1/3) of the Time-Vesting Cash Award (rounded down to the nearest whole dollar) shall vest and become payable on each of the first two (2) anniversaries of the Grant Date, and the remaining portion of the Time-Vesting Cash Award shall vest and become payable on the third (3rd) anniversary of the Grant Date (each such date, a “Time Vesting Date”), subject to the continued employment of the Grantee by the Company (or any successor thereof) from the Grant Date through the applicable Time Vesting Date.

(b) Performance Vesting. Subject to Section 1.2(c) and Section 1.2(d) below, two-third (2/3) of the Cash Award ($[_______]) (the “Performance-Vesting Cash Award”) shall vest and become payable based upon the Company’s achievement of specified corporate performance metrics, as determined by the Board in its sole discretion, during the applicable performance periods set forth in Exhibit A attached hereto,, subject to the continued employment of the Grantee by the Company (or any successor thereof) from the Grant Date through the applicable performance vesting date (as set forth in Exhibit A attached hereto).

(c) Termination of Employment. Except to the extent otherwise determined by the Committee, the outstanding and unvested portion of the Cash Award shall be automatically forfeited and cancelled without any further consideration to Grantee immediately upon the Grantee’s termination of employment with the Company for any reason whatsoever.

(d) Change in Control. In the event of a Change of Control (as defined in the KORE Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan (the “Plan”)), the

Committee has the authority to apply Section 12 of the Plan to the Cash Award as if the Cash Award were an “Award” under the Plan.

1.3 Payment of the Cash Award. Any portion of the Cash Award that becomes vested and payable as set forth in Section 1.2 above shall be paid, less applicable withholding and payroll taxes, on the payroll date next following (and no later than thirty (30) days after) the date such portion becomes vested and payable but, in all events, no later than March 15th following the end of the calendar year in which the Cash Award becomes vested and payable.

1.4 Unsecured Obligation. Subject to the terms and conditions of this Agreement, the Cash Award represents an unsecured obligation of the Company to pay, and the right of Grantee to receive, a cash payment at the time and on the terms and conditions set forth herein.

ARTICLE II
GENERAL PROVISIONS

2.1 Entire Agreement. The Agreement constitutes the entire agreement or contract between the Company and the Grantee regarding the subject matter hereof.  No oral statement regarding the Agreement may be relied upon by the Grantee or any other person claiming through or under the Grantee.

2.2 Clawback/Forfeiture. Notwithstanding any other provision in this Agreement, the Cash Award (including any proceeds, gains or other economic benefit actually or constructively received with respect thereto) shall, unless otherwise determined by the Committee or required by applicable law, be subject to the provisions of any clawback policy implemented by the Company or otherwise required by applicable law, whether or not such clawback policy was in place at the Grant Date and whether or not the Cash Award is vested and/or payable.

2.3 Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto. All decisions of the Committee upon questions regarding this Agreement shall be conclusive. The headings of the Sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

2.4 Employment Rights. Neither the execution and delivery of the Agreement nor the payment of any benefits hereunder shall be construed as conferring upon the Grantee the right to continue to be employed by the Company in any capacity.

2.5 Benefit Transfers. Except as expressly permitted in the Agreement, the Grantee shall not have any right to transfer, assign, anticipate, hypothecate or otherwise encumber all or any part of the amounts payable under the Agreement. No such amounts shall be subject to seizure by any creditor of the Grantee, by a proceeding at law or in equity, nor shall any such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Grantee, except that, upon the Grantee’s death, any vested and outstanding portion of the Cash Award shall be paid to the Grantee’s spouse, if the Grantee is married, and otherwise to the Grantee’s estate. Any attempted assignment or transfer in contravention of this provision shall be void.

2.6 Governing Law. This Agreement and any claim, controversy, or dispute arising under or related to this Agreement or the relationship of the parties hereto will be governed by and construed in accordance with the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws (or statute of limitations) of another jurisdiction.

2.7 Successors and Assigns. Subject to the restrictions on transfer set forth herein, the Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns, and the Grantee and the Grantee’s successors, heirs, executors, administrators and beneficiaries. The Company may assign the Agreement or any of its rights hereunder, provided that no such assignment shall relieve the Company of its obligations hereunder. The Agreement shall not be assignable by the Grantee except by will or the laws of descent and distribution.

2.8 Notices. Any notice required under this Agreement to be given or delivered to the Company must be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee must be in writing and addressed to the Grantee at the address the Grantee designates in writing to the Company.

2.9 No Guaranty of Benefits. Nothing contained in the Agreement shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay the Cash Award.

2.10 Restrictive Covenants. All portion of the Cash Award that has not been settled shall be automatically forfeited to the extent the Grantee violates any noncompetition, nonsolicitation, or any other restrictive covenants that may be contained in any employment or service agreement, restrictive covenant agreement, or any other agreement between the Company or any of its Subsidiaries and the Grantee, whether entered into prior to, on, or following the Grant Date, and the Grantee hereby reaffirms all such obligations.

2.11 Counterparts. The Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. The Agreement or any counterpart may be executed via facsimile or other electronic transmission, and any such executed facsimile or other electronic copy shall be treated as an original. It shall not be necessary in making proof of the Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

2.11 Code Section 409A Compliance. The Cash Award is intended to be exempt from Section 409A of the Internal Revenue Code (“Code Section 409A”) and applicable regulations, and shall be interpreted and operated consistent with such intent.  If any ambiguity exists in the terms of the Agreement, it shall be interpreted to be consistent with this purpose.  It is also the intention of this Agreement that all income tax liability on payments made pursuant to this Agreement be deferred until the Grantee actually receives such payment if and to the extent Code Section 409A does apply to the Cash Award, in which case this Agreement shall be interpreted in a manner to be consistent with Code Section 409A.  Therefore, if any provision of this Agreement is found not to be exempt from or in compliance with any applicable requirements of Code Section 409A, that provision will be deemed amended and will be construed and administered, insofar as possible, so that this Agreement, to the extent permitted by law and deemed advisable by the Company, does not trigger taxes and other penalties under Code Section 409A; provided, however, that Grantee will not be required to forfeit any payment that becomes vested and payable to Grantee without Grantee’s written consent.  It is intended that each payment or installment of a payment and each benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Nothing in this section increases the Company’s obligations to Grantee under this Agreement.  Grantee remains solely liable for any taxes, including but not limited to any penalties or interest due to Code Section 409A or otherwise, on the payments made hereunder.  The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for payments made pursuant to this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on this ___ day of ___________, 2024

KORE GROUP HOLDINGS, INC.

By: ___________________________
Name:	_________________________
Title:	_________________________

ACCEPTED AND AGREED:

_____________________________
GRANTEE

Exhibit A

Vesting of the Performance-Vesting Cash Award

1st Performance Period

The 1st Performance Period will be the period beginning on January 1, 2024 and ending on December 31, 2025 (the “1st Performance Period”).

The amount of the Performance-Vesting Cash Award that will become vested and payable with respect to the 1st Year Performance Period will equal the product of (i) fifty percent (50%) of the Performance-Vesting Cash Award multiplied by (ii) the 1st Performance Period Final Weighted Performance Percentage (as defined herein) (rounded down to the nearest whole dollar), subject to the continued employment of Grantee by the Company (or any successor thereof) from the Grant Date through the date on which the Compensation Committee of the Board of Directors of the Company (the “Committee”) certifies, in its good-faith, reasonable discretion, the extent to which (if any) the stated performance metrics have been achieved during the 1st Performance Period, which certification shall occur no later than March 31, 2026 (the “1st Performance Period Performance Vesting Date).

The 1st Performance Period Final Weighted Performance Percentage shall be determined as follows: (A) determine the Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 1st Performance Period; (B) determine the Payout Percentage in the last column in the chart below that correlates to the Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 1st Performance Period; if the Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 1st Performance Period falls between any of the Payout Percentages in the last column in the chart below, then the Payout Percentage for the applicable financial performance objective shall be determined by straight line interpolation between the two; if Company Revenue and/or Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 1st Performance Period is Below Threshold, the Payout Percentage for that financial performance objective shall be zero percent (0%); if Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 1st Performance Period exceeds Maximum, the Payout Percentage for that financial performance objective shall be one-hundred fifty percent (150%); (C) multiply for each of Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 1st Performance Period the Payout Percentage determined for the applicable financial performance objective under (B) by fifty percent (50%); and (D) then calculate the sum of the products determined in (C) for each of the financial performance objectives; the resulting sum will be the 1st Performance Period Final Weighted Performance Percentage. In no event may the 1st Performance Period Final Weighted Performance Percentage exceed one hundred fifty percent (150%). When making the foregoing percentage calculations, the result of each separate calculation shall be rounded down to the nearest hundredth of a percent.

Level	Revenue %	Revenue $	EBITDA less Capitalized Software %	EBITDA less Capitalized Software $	Payout %
Below Threshold	<90%	<$618mm	<85%	<$110mm	0%
Threshold	90%	$618mm	85%	$110mm	50%
Target	100%	$687mm	100%	$129mm	100%
Maximum	120%	$824mm	120%	$155mm	150%

2nd Performance Period

The 2nd Performance Period will be the period beginning on January 1, 2024 and ending on December 31, 2026 (the “2nd Performance Period”).

The amount of the Performance-Vesting Cash Award that will become vested and payable with respect to the 2nd Year Performance Period will equal the product of (i) the Performance-Vesting Cash Award multiplied by (ii) the 2nd Performance Period Final Weighted Performance Percentage (as defined herein) (rounded down to the nearest whole dollar), minus the amount of the Performance-Vesting Cash Award, if any, paid with respect to the 1st Performance Period, subject to the continued employment of Grantee by the Company (or any successor thereof) from the Grant Date through the date on which the Compensation Committee of the Board of Directors of the Company (the “Committee”) certifies, in its good-faith, reasonable discretion, the extent to which (if any) the stated performance metrics have been achieved during the 2nd Performance Period, which certification shall occur no later than March 31, 2027 (the “2nd Performance Period Performance Vesting Date).

The 2nd Performance Period Final Weighted Performance Percentage shall be determined as follows: (A) determine the Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 2nd Performance Period; (B) determine the Payout Percentage in the last column in the chart below that correlates to the Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 2nd Performance Period; if the Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 2nd Performance Period falls between any of the Payout Percentages in the last column in the chart below, then the Payout Percentage for the applicable financial performance objective shall be determined by straight line interpolation between the two; if Company Revenue and/or Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 2nd Performance Period is Below Threshold, the Payout Percentage for that financial performance objective shall be zero percent (0%); if Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 2nd Performance Period exceeds Maximum, the Payout Percentage for that financial performance objective shall be one-hundred fifty percent (150%); (C) multiply for each of Company Revenue and Adjusted EBITDA less capitalized software expense (in dollars) achieved for the 2nd

Performance Period the Payout Percentage determined for the applicable financial performance objective under (B) by fifty percent (50%); and (D) then calculate the sum of the products determined in (C) for each of the financial performance objectives; the resulting sum will be the 2nd Performance Period Final Weighted Performance Percentage. In no event may the 2nd Performance Period Final Weighted Performance Percentage exceed one hundred fifty percent (150%). When making the foregoing percentage calculations, the result of each separate calculation shall be rounded down to the nearest hundredth of a percent.

Level	Revenue %	Revenue $	EBITDA less Capitalized Software %	EBITDA less Capitalized Software $	Payout %
Below Threshold	<90%	<$984mm	<85%	<$183mm	0%
Threshold	90%	$984mm	85%	$183mm	50%
Target	100%	$1,093mm	100%	$216mm	100%
Maximum	120%	$1,311mm	120%	$259mm	150%

For purposes of the Agreement and this Exhibit A, the following terms shall have the meanings set forth below:

"Adjusted EBITDA" is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses.

"EBITDA" means net income (loss) before other non-operating expenses or income, income tax expense or benefit, and depreciation and amortization.

EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by nor presented in accordance with GAAP.

“Revenue” means the aggregate revenue achieved by the Company for the respective performance period as reflected in the Company’s annual financial statements.

“Capitalized Software” means costs relating to software development (including as programmer compensation, software testing and other direct and indirect overhead costs) that are capitalized on a company’s balance sheet instead of being expensed as incurred.

The Committee shall adjust or modify, the manner of the adjustment or modification within its sole discretion, the calculation of any financial performance objective for a performance period in order to prevent the dilution or enlargement of the rights of Grantee, including, without limitation (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.